NON‑STATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of ________ between AngioDynamics, Inc., ("Company") and __________ ("Optionee"). Terms used herein have the same meaning as in the Company's 2004 Stock and Incentive Award Plan ("Plan").

1.
The Company hereby grants to Optionee a Non‑Statutory Stock Option to purchase ______ shares (the “Shares”) of Common Stock pursuant and subject to the terms of the Plan, a copy of which has been delivered to Optionee and which is incorporated herein by reference.

2.    The option price per Share shall be $_____.

3.	The Option shall expire ten years from the grant date unless earlier terminated.

4.
In the event Optionee becomes employed by, associated in any way with, or the beneficial owner of more than 1% of the equity of any business which competes, directly or indirectly, with the Company's business in any geographical area where the Company then does business, the Option shall immediately expire and Optionee shall have no rights hereunder.

5.
Except as provided hereinafter and in the Plan, the Option shall become exercisable as to the Shares covered hereby, at a cumulative rate of 25% on each of the first four anniversaries of ________ provided that the Optionee has remained in the continuous employ of the Company from the date of this Agreement. Upon approval by the Compensation Committee of the Board of Directors of the Company, for purposes of this Agreement, service as a consultant or director of the Company shall be deemed to be employment by the Company.

Notwithstanding the foregoing, the Option shall be exercisable as to all Shares covered hereby upon a Change of Control” (if the Option has not expired under Section 3 or 4).

The Option may be exercised in accordance with the Plan prior to the expiration date (or earlier termination or cancellation date under Section 3 or 4) at any time, and may be exercised in whole or in part as to the Shares then available for purchase. This Option may be exercised only to acquire whole shares. No fractional shares shall be issued, and an exercise that would otherwise result in the issuance of fractional shares shall be disregarded to the extent of the fraction.

6.	The Option shall not be transferable otherwise than by will or by the laws of descent and distribution and during the lifetime of Optionee shall be exercisable only by Optionee.

7.
In the event Optionee ceases to be employed by the Company for any reason other than death or disability, the Option may be exercised (if it has not expired under Sections 3 or 4 and is exercisable under Section 5), to the extent the Optionee is entitled to do so on the date of termination, only during the period ending three months from the date of such cessation.

Notwithstanding the foregoing, in the event the Optionee’s employment is terminated by the Company for cause, the Option shall terminate at the time of such termination.

8.
In the event Optionee ceases to be employed by the Company by reason of death or disability, the Option may be fully exercised as to all Shares covered hereby (if it has not expired under Sections 3 or 4 but regardless of whether it is exercisable under Section 5) only during the period ending one year from the date of such cessation.

9.	Nothing herein or in the Plan shall confer upon any employee of the Company any right to continue in the employment of the Company.

10.	The Option and the Plan are subject to adjustments, modifications and amendments as provided in the Plan.

11.	Subject to the Plan, this Agreement shall bind and inure to the benefit of the Company, Optionee and their respective successors, permitted assigns and personal representatives.

12.	This Agreement will be governed by and construed under the laws of Delaware.

13.
Any disputes, claims or interpretive issues arising hereunder shall be resolved by the Committee in its sole and absolute discretion, and the Committee's determinations shall be final and incontestable.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective from the date first above written.

ANGIODYNAMICS, INC.

By: ____________________________
Michael Greiner
EVP & Chief Financial Officer

BY: ___________________________
[Employee]